Exhibit 99.2

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

ROBERT R. DILLARD JOINS KB HOME AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LOS ANGELES (March 24, 2025) – KB Home (NYSE: KBH) today announced that it has appointed Robert R. Dillard as the Company’s Executive Vice President and Chief Financial Officer, effective March 31, 2025. Most recently, Mr. Dillard was the Chief Financial Officer at Sonoco Products Company (NYSE: SON), a packaging and industrial products company, with 2024 net sales of $5.3 billion. Previously, he was the President of Domtar Personal Care Europe, a division of Domtar Corporation, and the President of Stanley Hydraulics, a division of Stanley Black & Decker (NYSE: SWK).

“On behalf of the entire KB Home team, we welcome Rob to the Company,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Rob is a well-rounded and seasoned executive with both operations and finance experience, including business unit P&L responsibility, at a number of different industrial and consumer companies. In addition, he is a proven and thoughtful leader, highly skilled in accounting and finance, with a focus on driving profitability and returns. I am looking forward to his partnership in leading KB Home forward,” concluded Mezger.

About KB Home

KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built nearly 700,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.

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